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                                                                      Exhibit 12


RATIO OF EARNINGS TO FIXED CHARGES We have calculated PBG's ratio of earnings to fixed charges in the table by dividing earnings by fixed charges. For this purpose, earnings are before taxes and minority interest, plus charges (excluding capitalized interest) and losses recognized from equity investments, reduced by undistributed income from equity investments. Fixed charges include interest expense, capitalized interest and one-third of net which is the portion of the rent deemed representative of the interest factor.


                                      PBG
                       RATIO OF EARNINGS TO FIXED CHARGES
                                ($ in millions)

                                                                          FISCAL YEAR
                                                          2002      2001      2000      1999      1998
                                                        -------   -------   -------   -------   -------
NET INCOME (LOSS) BEFORE TAXES AND MINORITY
    INTEREST                                            $  700    $  482    $  397    $  209    $ (192)

Undistributed (income) loss from equity
    investments                                              -         -         -         -         5
Fixed charges excluding capitalized interest               221       217       222       227       245
                                                        -------   -------   -------   -------   -------
EARNINGS AS ADJUSTED                                     $ 921    $  699    $  619    $  436    $   58
                                                        =======   =======   =======   =======   =======

FIXED CHARGES:
    Interest expense                                    $  200    $  204    $  208    $  209    $  230
    Capital interest                                         -         1         1         1         1
    Interest portion of rental expense                      21        13        14        18        15
                                                        -------   -------   -------   -------   -------
TOTAL FIXED CHARGES                                     $  221    $  218    $  223    $  228    $  246
                                                        =======   =======   =======   =======   =======

RATIO OF EARNINGS TO FIXED CHARGES                        4.17      3.20      2.78      1.91      (A)

(A) As a result of the losses incurred in the fiscal year ended December 26, 1998 PBG was unable to fully cover the indicated fixed charges. Earnings did not cover fixed charges by $188 million in 1998.